Exhibit 4.3

EXECUTION COPY

PLEDGE AND SECURITY AGREEMENT

This Agreement, dated as of October 30, 2006 is between Antigenics Inc., a Delaware corporation (the “Pledgor”), and Ingalls & Snyder LLC, as agent (the “Agent”) for itself and the other Buyers under the Securities Purchase Agreement (as defined below). The parties agree as follows:

1. Securities Purchase Agreement; Certain Rules of Construction; Definitions. The Agent and the Buyers are purchasing senior secured convertible notes of the Pledgor (the “Notes”) pursuant to a Securities Purchase Agreement dated as of the date hereof, as from time to time in effect (the “Securities Purchase Agreement”), among the Pledgor, the Buyers and the Agent. As a condition to purchasing the Notes, the Buyers are requiring the Pledgor to pledge the stock and indebtedness contemplated hereby to secure the payment of the Credit Obligations. Capitalized terms defined in the Securities Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined. Certain other capitalized terms are used in this Agreement as specifically defined below in this Section 1. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) references to a particular Section shall include all subsections thereof, (d) the word “including” shall be construed as “including without limitation”, (e) terms defined in the UCC and not otherwise defined herein have the meaning provided under the UCC, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Transaction Documents. References to “the date hereof” mean the date first set forth above.

“AG-707” means an investigational therapeutic vaccine for the treatment of genital herpes consisting of recombinant heat shock proteins complexed with multiple peptides derived from herpes simplex 2 virus.

“Agreement” means this Pledge and Security Agreement as amended, modified and from time to time in effect.

“Antigenics MA” refers to Antigenics Inc., a Massachusetts corporation.

“Credit Obligations” means all present and future liabilities, obligations and Indebtedness of the Pledgor, any of its Subsidiaries owing to the Agent or any Buyer under or in connection with this Agreement or any other Transaction Document, including obligations in respect of principal and interest and other fees, charges, indemnities and expenses from time to time owing hereunder or under any other Transaction Document.

“Credit Security” is defined in Section 2.1.

“Event of Default” is defined in Section 4(a) of the Note.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of, and conducting its business primarily in a jurisdiction outside of, the United States of America and that is not domesticated or dually incorporated under the laws of the United States of America or the states thereof.

“Lien” mean shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

“Pledged Indebtedness” is defined in Section 2.1.3.

“Pledged Rights” is defined in Section 2.1.2.

“Pledged Securities” means all Pledged Stock, all Pledged Rights, all Pledged Indebtedness and the investment property described in Section 2.1.4.

“Pledged Stock” is defined in Section 2.1.1.

“QS-21” is defined in Section 29 (ee) of the Note.

“Securities Act” means the federal Securities Act of 1933.

“Subsidiary” means any Person of which Antigenics MA (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.

“UCC” means the Uniform Commercial Code as in effect in Massachusetts on the date hereof; provided, however, that with respect to the perfection of the Agent’s Lien on the Credit Security and the effect of nonperfection thereof, the term “UCC” means the Uniform Commercial Code as in effect in any jurisdiction the laws of which are made applicable by section 9-301 of the Uniform Commercial Code as in effect in Massachusetts.

2. Security.

2.1. Credit Security. As security for the payment and performance of the Credit Obligations, the Pledgor mortgages, pledges and collaterally grants and assigns to the Agent for the benefit of the Buyers and the holders from time to time of any Credit Obligation, and creates a security interest in favor of the Agent for the benefit of the Buyers and such holders in all of the Pledgor’s right, title and interest in and to (but none of its obligations or liabilities with respect to) the items and types of present and future property described in Sections 2.1.1 through 2.1.5 (subject, however, to Section 2.1.6), whether now owned or hereafter acquired, all of which shall be included in the term “Credit Security”:

2.1.1. Pledged Stock. (a) All shares of capital stock, limited partnership interests, general partnership interests, member interests or other evidence of beneficial interest in Antigenics MA and (b) all options, warrants and similar rights to acquire such capital stock or such interests. All such capital stock, interests, options, warrants and other rights are collectively referred to as the “Pledged Stock”.

2.1.2. Pledged Rights. All rights to receive profits or surplus of, or other distributions (including income, return of capital and liquidating distributions) from any partnership, joint venture or limited liability company that constitutes a Subsidiary of Antigenics MA, including any distributions by any such Person to partners, joint venturers or members. All such rights are collectively referred to as the “Pledged Rights”.

2.1.3. Pledged Indebtedness. All Indebtedness from time to time owing to the Pledgor from Antigenics MA. All such Indebtedness is referred to as the “Pledged Indebtedness”.

2.1.4. Investment Property. All other investment property issued by Antigenics MA.

2.1.5. Proceeds and Products. All proceeds and products of the items of Credit Security described or referred to in Section 2.1.1 through 2.1.4 and, to the extent not included in the foregoing, all distributions with respect to the Pledged Securities.

2.1.6. Excluded Property. Notwithstanding Sections 2.1.1 through 2.1.5, the payment and performance of the Credit Obligations shall not be secured by:

(a) any rights or property to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein; provided, however, that the provisions of this Section 2.1.6 shall not prohibit the security interests created by this Agreement from extending to the proceeds of such rights or property or to the monetary value of the good will and other general intangibles of the Pledgor relating thereto; or

(b) Margin Stock unless the applicable requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System have been satisfied.

2.2. Covenants with Respect to Credit Security. The Pledgor covenants that:

2.2.1. Pledged Stock. All shares of capital stock, limited partnership interests, membership interests and similar securities included in the Pledged Stock shall be at all times duly authorized, validly issued, fully paid and (in the case of capital stock and limited partnership interests) nonassessable. The Pledgor will deliver to the Agent certificates representing any Pledged Stock held by the Pledgor from time to time, accompanied by a stock transfer power executed in blank and, if the Agent so requests, with the signature guaranteed, all in form and manner reasonably satisfactory to the Agent. Pledged Stock that is not evidenced by a certificate held by the Pledgor will be described in appropriate control statements and UCC financing statements provided to the Agent, all in form and substance reasonably satisfactory to the Agent. In the event the Pledged Stock includes uncertificated equity interests in a limited liability company, limited partnership, general partnership or other entity, except with the prior written consent of the Agent, which consent may not be unreasonably withheld, the Pledgors shall take all action within their power to prevent such limited liability company, limited partnership, general partnership or other entity from (a) opting to have such uncertificated equity interests treated as “securities” for purposes of Article 8 of the UCC or (b) issuing certificates for such uncertificated equity interests. Upon the occurrence and during the continuance of an Event of Default, the Agent may transfer into its name or the name of its nominee any Pledged Stock. In the event the Pledged Stock includes any Margin Stock, the Pledgor will furnish to the Buyers Federal Reserve Form U-1 and take such other action as the Agent may request to ensure compliance with applicable laws.

2.2.2. Pledged Indebtedness. The Pledgor will, immediately upon the receipt thereof, deliver to the Agent any promissory note or similar instrument representing any Pledged Indebtedness from time to time, after having endorsed such promissory note or instrument in blank.

2.2.3. No Liens or Restrictions on Transfer or Change of Control. All Credit Security shall be free and clear of any Liens and restrictions on the transfer thereof, except for restrictions on transfer permitted by this Section 2.2.3. None of the Pledged Stock shall be subject to any option to purchase or similar rights of any Person. Except with the written consent of the Agent, the Pledgor will in good faith attempt to exclude from any agreement, instrument, deed or lease provisions that would restrict (a) the change of control or ownership of Antigenics MA or (b) the creation of a security interest in the ownership of Antigenics MA.

2.2.4. Issuance of Stock by Antigenics MA. The Pledgor shall cause Antigenics MA not to issue or sell any shares of its capital stock or other evidence of beneficial ownership to any Person other than the Pledgor, who shall take all steps reasonably necessary to perfect the Agent’s security interest therein as provided hereunder.

2.2.5. No Sale of Credit Security. The Pledgor will not sell, transfer or otherwise dispose of all or any portion of its interests in the Credit Security (except to the Agent as contemplated hereby).

2.2.6. Perfection of Credit Security. This Agreement shall create in favor of the Agent, for the benefit of the Buyers, a legal, valid and enforceable first priority security interest in the Credit Security described herein. In the case of the Pledged Stock, when stock certificates representing such Pledged Stock and stock powers related thereto duly executed in blank by the Pledgor are delivered to the Agent, and in the case of the other Credit Security described in this Agreement, when financing statements in appropriate form are filed in Delaware, this Agreement shall provide a fully perfected, first priority Lien on, and security interest in, all right, title and interest of the Pledgor in such Credit Security, in each case prior and superior in right to any other Person. Upon the Agent’s reasonable request from time to time, the Pledgor will execute and deliver, and file and record in the proper filing and recording places, all such documents, and will take all such other action, as the Agent deems reasonably necessary for confirming to it the Credit Security or to carry out any other purpose of this Agreement or any other Transaction Document. The Agent may at any time and from time to time file UCC financing statements, continuation statements and amendments thereto that describe the Credit Security and contain any information required by the UCC or the applicable filing office with respect to any such UCC financing statement, continuation statement or amendment thereof.

2.2.7. Spin-off Exception. Notwithstanding Sections 2.2.1 through 2.2.6., the Pledgor may consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or Persons whereby such other Person or Persons acquire up to 49.99% of the outstanding shares of Antigenics MA (“Spin-off”) and such shares shall thereafter be free of any pledge obligations to Buyers under this Agreement; provided, however, the first ten million dollars ($10,000,000) of the proceeds from any such Spin-off will fund the development and commercialization activities related to QS-21 and AG-707 and/or general corporate purposes.

2.3. Administration of Credit Security. The Credit Security shall be administered as follows, and if an Event of Default shall have occurred and be continuing, Section 2.4 shall also apply.

2.3.1. Segregated Proceeds. To the extent specified by prior written notice from the Agent, whether prior to or after the occurrence and continuance of an Event of Default, all sums collected or received and all property recovered or possessed by the Pledgor in connection with any Credit Security shall be received and held by the Pledgor in trust for and on the Buyers’ behalf, shall be segregated from the assets and funds of the Pledgor, and shall be delivered to the Agent for the benefit of the Buyers.

2.3.2. Distributions.

(a) Until an Event of Default shall occur and be continuing, the Pledgor shall be entitled to receive all distributions on or with respect to the Pledged Stock (other than distributions constituting additional Pledged Stock and liquidating distributions). All distributions constituting additional Pledged Stock or liquidating distributions will be retained by the Agent (or if received by the Pledgor shall be held by the Pledgor in trust and shall be immediately delivered by the Pledgor to the Agent in the original form received, endorsed in blank) and held by the Agent as part of the Credit Security.

(b) If an Event of Default shall have occurred and be continuing, all distributions on or with respect to the Pledged Stock shall be retained by the Agent (or if received by the Pledgor shall be held by such Person in trust and shall be immediately delivered by it to the Agent in the original form received, endorsed in blank) and held by the Agent as part of the Credit Security or applied by the Agent to the payment of the Credit Obligations in accordance with Section 2.4.5.

2.3.3. Voting.

(a) Until an Event of Default shall occur and be continuing, the Pledgor shall be entitled to vote or consent with respect to the Pledged Stock in any manner not inconsistent with the terms of any Transaction Document, and the Agent will, if so requested, execute appropriate revocable proxies therefor.

(b) If an Event of Default shall have occurred and be continuing, if and to the extent that the Agent shall so notify the Pledgor in writing, only the Agent shall be entitled to vote or consent or take any other action with respect to the Pledged Stock (and the Pledgor will, if so requested, execute or cause to be executed appropriate proxies therefor).

2.4. Right to Realize upon Credit Security. Except to the extent prohibited by applicable law that cannot be waived, this Section 2.4 shall govern the Buyers’ right to realize upon the Credit Security if any Event of Default shall have occurred and be continuing. The provisions of this Section 2.4 are in addition to any rights and remedies available at law or in equity and in addition to the provisions of any other Transaction Document. In the case of a conflict between this Section 2.4 and any other Transaction Document, this Section 2.4 shall govern.

2.4.1. General Authority. To the extent specified in written notice from the Agent to the Pledgor, the Pledgor grants the Agent full and exclusive power and authority, subject to the other terms hereof and applicable law, to take any of the following actions (for the sole benefit of the Agent on behalf of the Buyers and the holders from time to time of any Credit Obligations, but at the Pledgor’s expense):

(a) To ask for, demand, take, collect, sue for and receive all payments in respect of any Pledged Securities which the Pledgor could otherwise ask for, demand, take, collect, sue for and receive for its own use.

(b) To extend the time of payment of any Pledged Securities and to make any allowance or other adjustment with respect thereto.

(c) To settle, compromise, prosecute or defend any action or proceeding with respect to any Pledged Securities and to enforce all rights and remedies thereunder which the Pledgor could otherwise enforce.

(d) To enforce the payment of any Pledged Securities, either in the name of the Pledgor or in its own name, and to endorse the name of the Pledgor on all checks, drafts, money orders and other instruments tendered to or received in payment of any Pledged Securities.

(e) To notify the issuer with respect to any Pledged Securities of the existence of the security interest created hereby and to cause all payments in respect thereof thereafter to be made directly to the Agent; provided, however, that whether or not the Agent shall have so notified such issuer, the Pledgor will at its expense render all reasonable assistance to the Agent in collecting such items and in enforcing claims thereon.

(f) To sell, transfer, assign or otherwise deal in or with any Credit Security or the proceeds thereof, as fully as the Pledgor otherwise could do.

2.4.2. Marshaling, etc. Neither the Agent nor the Buyers shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, the Pledgor or any other guarantor, pledgor or any other Person with respect to the payment of the Credit Obligations or to pursue or exhaust any of their rights or remedies with respect to any collateral therefor or any direct or indirect guarantee thereof. Neither the Agent nor the Buyers shall be required to marshal the Credit Security or any guarantee of the Credit Obligations or to resort to the Credit Security or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Transaction Document shall be cumulative. To the extent it may lawfully do so, the Pledgor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent or the Buyers, any valuation, stay, appraisement, extension, redemption or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of any Credit Security made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Without limiting the generality of the foregoing, the Pledgor (a) agrees that it will not invoke or utilize any law which might prevent, cause a delay in or otherwise impede the enforcement of the rights of the Agent or any Buyer in the Credit Security, (b) waives its rights under all such laws, and (c) agrees that it will not invoke or raise as a defense to any enforcement by the Agent or any Buyer of any rights and remedies relating to the Credit Security or the Credit Obligations any legal or contractual requirement with which the Agent or any Buyer may have in good faith failed to comply. In addition, the Pledgor waives any right to prior notice (except to the extent expressly required by this Agreement) or judicial hearing in connection with foreclosure on or disposition of any Credit Security, including any such right which the Pledgor would otherwise have under the Constitution of the United States of America, any state or territory thereof or any other jurisdiction.

2.4.3. Sales of Credit Security. All or any part of the Credit Security may be sold for cash or other value in any number of lots at public or private sale, without demand, advertisement or notice; provided, however, that unless the Credit Security to be sold threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent shall give the Pledgor 10 days prior written notice of the time and place of any public sale, or the time after which a private sale may be made, which notice the Pledgor and the Buyers hereby agree to be reasonable. At any sale or sales of Credit Security, any Buyer or any of its respective officers acting on its behalf, or such Buyer’s assigns, may bid for and purchase all or any part of the property and rights so sold, may use all or any portion of the Credit Obligations owed to such Buyer as payment for the property or rights so purchased, and upon compliance with the terms of such sale may hold and dispose of such property and rights without further accountability to the Pledgor, except for the proceeds of such sale or sales pursuant to Section 2.4.5. The Pledgor acknowledges that any such sale will be made by the Agent on an “as is” basis with disclaimers of all warranties, whether express or implied. The Pledgor will execute and deliver or cause to be executed and delivered such instruments, documents, assignments, waivers, certificates and affidavits, will supply or cause to be supplied such further information and will take such further action as the Agent shall reasonably request in connection with any such sale.

2.4.4. Sale without Registration. If, at any time when the Agent shall determine to exercise its rights hereunder to sell all or part of the securities included in the Credit Security, the securities in question shall not be effectively registered under the Securities Act (or other applicable law), the Agent may, in its sole discretion, sell such securities by private or other sale not requiring such registration in such manner and in such circumstances as the Agent may deem necessary or advisable in order that such sale may be effected in accordance with applicable securities laws without such registration and the related delays, uncertainty and expense. Without limiting the generality of the foregoing, in any event the Agent may, in its sole discretion, (a) approach and negotiate with a single purchaser or one or more possible purchasers to effect such sale, (b) restrict such sale to one or more purchasers each of whom will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such securities and (c) cause to be placed on certificates representing the securities in question a legend to the effect that such securities have not been registered under the Securities Act (or other applicable law) and may not be disposed of in violation of the provisions thereof. The Pledgor agrees that such manner of disposition is commercially reasonable, that it will upon the Agent’s request give any such purchaser access to such information regarding the issuer of the securities in question as the Agent may reasonably request and that the Agent and the Buyers shall not incur any responsibility for selling all or part of the securities included in the Credit Security at any private or other sale not requiring such registration, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration under the Securities Act (or other applicable law) or until made in compliance with certain other rules or exemptions from the registration provisions under the Securities Act (or other applicable law). The Pledgor acknowledges that no adequate remedy at law exists for breach by it of this Section 2.4.4 and that such breach would not be adequately compensable in damages and therefore agrees that this Section 2.4.4 may be specifically enforced.

2.4.5. Application of Proceeds. The proceeds of all sales and collections in respect of any Credit Security or other assets of the Pledgor, all funds collected from the

Pledgor and any cash contained in the Credit Security, the application of which is not otherwise specifically provided for herein, shall be applied as follows:

(a) First, to the payment of the costs and expenses of such sales and collections, the reasonable expenses of the Agent and the reasonable fees and expenses of its special counsel;

(b) Second, any surplus then remaining to the payment of the Credit Obligations in such order and manner as the Agent may in its reasonable discretion determine; provided, however, that any such payment shall be distributed to the Buyers in accordance with the Securities Purchase Agreement and the other Transaction Documents; and

(c) Third, any surplus then remaining shall be paid to the Pledgor, subject, however, to the rights of the holder of any then existing Lien of which the Agent has actual notice.

2.5. Custody of Credit Security. Except as provided by applicable law that cannot be waived, the Agent will have no duty as to the custody and protection of the Credit Security, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties, except for the use of reasonable care in the custody and physical preservation of any Credit Security in its possession. The Buyers will not be liable or responsible for any loss or damage to any Credit Security, or for any diminution in the value thereof, by reason of the act or omission of any agent selected by the Agent acting in good faith.

3. Representations and Warranties. In order to induce the Buyers to purchase the Notes under the Securities Purchase Agreement, the Pledgor represents and warrants that:

3.1. Organization and Business. The Pledgor is a duly organized and validly existing corporation, in good standing under the laws of the State of Delaware, with all power and authority, corporate or otherwise, necessary (a) to enter into and perform this Agreement and each other Transaction Document to which it is a party and (b) to own its properties and carry on the business now conducted or proposed to be conducted by it. Certified copies of the Certificate of Incorporation and bylaws of the Pledgor have been previously delivered to the Agent and are correct and complete.

3.2. Authorization and Enforceability. The Pledgor has taken all corporate action required to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party. Each of this Agreement and each other Transaction Document to which the Pledgor is party constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

3.3. No Legal Obstacle to Agreements. Neither the execution, delivery and performance of this Agreement or any other Transaction Document to which it is party, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Transaction Document, has constituted or resulted, or will constitute or result, in:

(a) Any breach or termination of the provisions of any agreement, instrument, deed or lease to which the Pledgor is a party or by which it is bound, or of the Certificate of Incorporation or Bylaws of the Pledgor; or

(b) The violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Pledgor.

No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by the Pledgor in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which it is party or the transactions contemplated hereby or thereby.

4. Defeasance. When all Credit Obligations have been paid, performed and reasonably determined by the Buyers to have been indefeasibly discharged in full, and if at the time no Buyer continues to be committed to extend any credit to the Pledgor under the Securities Purchase Agreement or any other Transaction Document, this Agreement shall terminate and, at the Pledgor’s written request, accompanied by such certificates and other items as the Agent shall reasonably deem necessary, the Credit Security shall revert to the Pledgor and the right, title and interest of the Buyers therein shall terminate. Thereupon, on the Pledgor’s demand and at its cost and expense, the Agent shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement, and shall redeliver to the Pledgor any Credit Security then in its possession.

5. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of the Buyers and their successors and assigns and shall be binding upon the Pledgor and its respective successors and assigns. The Pledgor may not assign its rights or obligations under this Agreement without the written consent of the Agent.

6. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be given if and only if given in accordance with the notice requirements set forth in Section 9(f) of the Securities Purchase Agreement dated as of the date hereof.

7. Reimbursement of Expenses. The Pledgor shall pay at closing the reasonable, direct professional fees, not to exceed a total payment of one hundred thousand dollars ($100,000), of the Agent and Buyers in the connection with the preparation of this Agreement and the other Transaction Documents.

8. Venue; Service of Process. Each of the Pledgor and the Agent:

(a) Irrevocably submits to the nonexclusive jurisdiction of the any New York State or Federal court sitting in the Borough of Manhattan in The City of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Transaction Document or the subject matter hereof or thereof;

(b) Waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of any such proceeding is improper, or that this Agreement or any other Transaction Document, or the subject matter hereof or thereof, may not be enforced in or by such court;

(c) Consents to service of process in any action or proceeding by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 6; and

(d) Waives to the extent not prohibited by applicable law that cannot be waived any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

9. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE AGENT AND THE PLEDGOR WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE SECURITIES PURCHASE AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY CREDIT OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE AGENT OR THE PLEDGOR IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. The Pledgor acknowledges that it has been informed by the Agent that the provisions of this Section constitute a material inducement upon which each of the Buyers has relied, is relying and will rely in entering into the Securities Purchase Agreement and any other Transaction Document, and that it has reviewed the provisions of this Section with its counsel. The Agent or the Pledgor may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the Agent and the Pledgor to the waiver of the right to trial by jury.

10. General. All covenants, agreements, representations and warranties made in this Agreement or any other Transaction Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been relied on by each Buyer, notwithstanding any investigation made by the Agent on its behalf, and shall survive the execution and delivery to the Buyers hereof and thereof. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement and the other Transaction Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement is a Transaction Document and may be executed in any number of counterparts, which together shall constitute one instrument. This Agreement and all action taken in connection herewith shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York.

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Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first written above.

ANTIGENICS INC.

By	/s/ Garo H. Armen
Title:	Chairman & Chief Executive Officer

INGALLS AND SNYDER LLC as Agent under the Securities Purchase Agreement

By	/s/ Thomas O. Boucher, Jr.
Title:	Manager